EXHIBIT (c)(vii)

Market Announcement – Update on Queensland’s Fiscal Position and Funding Update

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

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24 JULY 2020

MARKET ANNOUNCEMENT

UPDATE ON QUEENSLAND’S FISCAL POSITION

On 23 July 2020, the Queensland Government provided an update on Queensland’s fiscal position following the Economic and Fiscal Update provided by the Federal Treasurer. This included updates and forecasts on Queensland’s operating position and General Government Sector Gross Debt for 2019-20 and 2020-21.

FUNDING UPDATE

Since the release of the 2019-20 indicative borrowing program of AUD9.9 billion, QTC raised net AUD19.2 billion as at 30 June 2020. The outcome of client borrowings and term debt refinancing during the 2019-20 financial year totalled AUD13.4 billion.

With the information available to date, and including pre-funding undertaken in 2019-20, QTC anticipates a funding requirement of AUD19 billion to AUD22 billion for 2020-21. Since 1 July 2020, QTC has raised approximately AUD1.3 billion towards this requirement.

The Queensland Government will publish its COVID-19 Fiscal and Economic Review

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(19-FER) in September 2020. The C19-FER will provide detailed forecasts for 2020-21 and the forward estimates. Following its release, QTC will provide a full borrowing program update.

QTC is committed to open and transparent communication with the market and will continue to provide information as the Queensland Government makes further decisions and the impacts on funding requirements are quantified.

We thank our investors and Fixed Income Distribution Group for your continued support and flexibility as we navigate these uncertain times.

For further enquiries please contact:

Grant Bush, Deputy CEO and Managing Director, Funding and Markets	Jose Fajardo, Executive Director Funding and Liquidity
+61 7 3842 4890	+61 7 3842 4781
gbush@qtc.com.au	jfajardo@qtc.com.au

LEGAL NOTICE: This market announcement is hereby incorporated by reference into the disclosure documents for QTC’s funding facilities, including the domestic A$ Bond Information Memorandum dated 10 February 2020. QTC is also in the process of preparing and filing a US Form 18-K (exhibiting the market announcement) with the US Securities and Exchange Commission. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, securities in the United States or in any other jurisdiction in which such an offer would be illegal. The bonds have not been, and they will not be registered under the U.S. Securities Act of 1933, as amended (the ‘Securities Act’) or the securities laws of any state or other jurisdiction of the United States, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act. Any public offering of the bonds to be made in the United States will be made by means of a prospectus that may be obtained from the issuer and that will contain detailed information about the company and management, as well as financial statements.

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